Exhibit 5.1

LUSE GORMAN, PC

ATTORNEYS AT LAW

5335 WISCONSIN AVENUE, N.W., SUITE 780

WASHINGTON, D.C. 20015

TELEPHONE (202) 274-2000

FACSIMILE (202) 362-2902

www.luselaw.com

January 12, 2021

The Board of Directors

Peapack-Gladstone Financial Corporation

500 Hills Drive, Suite 300

Bedminster, New Jersey 07921

Ladies and Gentlemen:

We have acted as special counsel to Peapack-Gladstone Financial Corporation, a New Jersey corporation (the “Company”), in connection with the Company’s proposed offer to exchange, pursuant to a registration statement on Form S-4 (the “Registration Statement”) filed with the Securities and Exchange Commission under the Securities Act of 1933, as amended (the “Securities Act”), up to $100,000,000 aggregate principal amount of the Company’s 3.50% Fixed-to-Floating Rate Subordinated Notes due 2030 (the “Exchange Notes”) for the Company’s outstanding 3.50% Fixed-to-Floating Rate Subordinated Notes due 2030 originally issued on December 22, 2020 (the “Initial Notes”), as contemplated by the Registration Rights Agreements, dated as of December 22, 2020, by and between the Company and the various purchasers of the Initial Notes. The Exchange Notes will be issued under the indenture dated as of December 22, 2020 (the “Indenture”), by and between the Company and UMB Bank, National Association, as trustee (the “Trustee”).

In connection with rendering the opinion set forth below, we have examined the originals or copies of the Registration Statement, board resolutions, and such other records of the Company and other documents as we have deemed relevant and necessary as the basis for the opinion set forth below. In addition, we have examined and relied on certificates of public officials and, as to certain matters of fact that are material to our opinion, certificates from officers of the Company. We have not independently established any of the facts upon which we have so relied. In our examination, we have assumed the genuineness of all signatures, the legal capacity and competency of all natural persons, the authenticity of all documents submitted to us as originals and the conformity to original documents of all documents submitted to us as copies. With respect to parties other than the Company and its subsidiaries, we have further assumed the due authorization of such documents by all parties, the due execution and delivery of such documents by each party, and that all agreements are the valid and binding agreements of all parties to such agreements. We also have made such examination of law as we have deemed appropriate.

Based upon and subject to the foregoing, it is our opinion that when the Exchange Notes have been duly executed by the Company and authenticated by the Trustee in accordance with the terms of the Indenture, and duly issued and delivered by the Company in exchange for an equal principal amount of Initial Notes, the Exchange Notes will be legally valid and binding obligations of the Company, entitled to the benefits of the Indenture and enforceable against the Company in accordance with their terms.

The foregoing opinion is limited to the laws of the State of New York as in effect on the date of this letter, and we are expressing no opinion as to the effect of the laws of any other jurisdiction or as of any later date. We are opining only as to the matters expressly set forth herein, and no opinion should be inferred as to any other matters. This opinion is based upon currently existing statutes, rules, regulations and judicial decisions, and we disclaim any obligation to advise you of any change in any of these sources of law or subsequent legal or factual developments that might affect any matter or opinion set forth herein. This opinion is subject to bankruptcy, insolvency, reorganization, fraudulent transfer, moratorium or other similar laws of general application affecting the rights and remedies of creditors and to general principles of equity.

LUSE GORMAN, PC

Peapack-Gladstone Financial Corporation

January 12, 2021

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement and to the reference to us in the related Prospectus under the caption “Legal Matters.” In giving our consent, we do not thereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations thereunder.

Sincerely,

/s/ Luse Gorman, PC

Luse Gorman, PC